MONMOUTH REAL ESTATE INVESTMENT CORPORATION

AUDIT COMMITTEE CHARTER

AS AMENDED SEPTEMBER 14, 2005

I.   AUDIT COMMITTEE PURPOSE

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its    oversight responsibilities.  The Audit Committee's primary duties and responsibilities are to:

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Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, tax, risk management, legal and SEC compliance.

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Monitor the independence and performance of the Company's independent auditors.

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Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  AUDIT COMMITTEE COMPOSITION AND MEETINGS

Audit Committee members shall meet the requirements of the listing standards of the National   Association of Securities Dealers (NASD) and the Securities and Exchange Commission (SEC).  The   Audit Committee shall be comprised of three directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment.   All members of the Committee shall have a basic understanding  of finance  and  accounting and be able to read  and  understand fundamental financial statements, and at least one member  of the  Committee  shall  have accounting or  related  financial management expertise.

Audit Committee members shall be appointed by the Board of Directors upon recommendation by the Chairman.  If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

The Committee shall meet at least two times annually, or more frequently as circumstances dictate.  The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting.   The Committee  should  meet  privately   in executive session at least annually with management  and  the independent  auditors  and  as a  committee  to  discuss  any matters  that  the Committee or each of these groups  believe should  be  discussed.  The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.  The Committee or its Chair should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors limited review procedures, as considered necessary.

III. AUDIT COMMITTEE RESPONSIBILITIES AND DUTIES

Review Procedures

1.

Review and reassess the adequacy of this Charter at least annually.   Submit the charter to  the  Board  of Directors  for approval and have the document  published at  least  every  three  years in  accordance  with  SEC regulations.

2.

Review the Company's annual audited financial statements prior to filing or distribution.  Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments.

3.

In  consultation  with management  and  the  independent auditors,   consider  the  integrity  of  the  Company's financial  reporting  processes  and  controls.  Discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures.  Review significant findings prepared by the independent    auditors   together   with   management's responses.

4.

Review  with  financial management and  the  independent auditors,  the  company's  quarterly  financial  results prior to the  release  of  earnings and/or the company's quarterly  financial  statements  prior   to  filing  or distribution,  as  considered  necessary.   Discuss  any significant   changes   to   the   Company's  accounting principles  and  any  items  required to be communicated by the independent auditors  in accordance  with  SAS 61 (see item 9).   The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

5.

Review with financial management and the independent auditors, the company’s compliance with Internal Revenue Code, regulations relating to REIT’s, and state and local tax laws.

Independent Auditors

6.

The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors.  The Audit  Committee  shall  review  the  independence,  and performance  of  the  auditors and annually recommend to the   Board   of   Directors  the   appointment  of  the independent  auditors   or approve  any  discharge  of auditors when circumstances warrant.

7.

Approve the fees and other significant compensation to be paid to the independent auditors.

8.

On  an  annual  basis,  the  Committee should review and discuss  with  the  independent auditors all significant relationships  they  have  with  the  Company that could impair the  auditors' independence.

9.

Review the independent auditors audit plan-discuss scope, staffing,  locations,   reliance   upon  management  and general audit approach, as considered necessary.

10.

Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

11.

Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance

12.

On at least an annual basis, review with the Company's inside counsel, and if necessary, outside counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's   compliance   with    applicable   laws   and regulations, inquiries received   from regulators or governmental agencies.

Other Audit Committee Responsibilities

13.

Annually prepare a report to shareholders as required by the Securities and Exchange Commission.   The report should be included in the Company's annual   proxy statement.

14.

Perform  any  other  activities   consistent  with  this Charter,  the  Company's By-laws and   governing law, as the   Committee   or   the   Board  deems  necessary  or appropriate.

15.

Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

16.

Establish and maintain the procedures for the treatment of complaints regarding accounting, internal control, auditing, including procedures for the anonymous submission of complaints.

16.  Perform an annual self-evaluation of the audit committee.

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